Exhibit 99.1

Jack in the Box Inc. Reports First Quarter FY 2015 Earnings; Updates Guidance for FY 2015

SAN DIEGO--(BUSINESS WIRE)--February 17, 2015--Jack in the Box Inc. (NASDAQ: JACK) today reported earnings from continuing operations of $37.1 million, or $0.94 per diluted share, for the first quarter ended January 18, 2015, compared with earnings from continuing operations of $33.0 million, or $0.75 per diluted share, for the first quarter of fiscal 2014.

Operating earnings per share, a non-GAAP measure which the company defines as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains or losses from refranchising, were $0.93 in the first quarter of fiscal 2015 compared with $0.75 in the prior year quarter.

A reconciliation of non-GAAP measurements to GAAP results is provided below, with additional information included in the attachment to this release. Figures may not add due to rounding.

	16 Weeks Ended
	January 18,	January 19,
	2015	2014
Diluted earnings per share from continuing operations – GAAP	$0.94	$0.75
(Gains) from refranchising	(0.01)	(0.01)
Operating earnings per share – non-GAAP	$0.93	$0.75

Lenny Comma, chairman and chief executive officer, said, “We had a great first quarter, with a 24 percent increase in operating earnings per share resulting from better than expected same-store sales growth at both Jack in the Box® and Qdoba Mexican Grill®, margin expansion and a 10 percent reduction in our diluted share count as we continued to use our growing free cash flow to return cash to shareholders.”

Increase in same-store sales:

	16 Weeks Ended	16 Weeks Ended
	January 18, 2015	January 19, 2014
Jack in the Box:
Company	3.9%	2.1%
Franchise	4.6%	1.8%
System	4.4%	1.9%
Qdoba:
Company	12.9%	2.0%
Franchise	15.1%	2.6%
System	14.0%	2.3%

“Jack in the Box company same-store sales increased 3.9 percent for the quarter, as we experienced a significant acceleration in trends in the last half of the quarter. Transactions were positive, and sales increased across all dayparts, with breakfast and late night remaining the strongest,” Comma said.

Jack in the Box system same-store sales growth for the quarter of 4.4 percent exceeded that of the QSR sandwich segment by 3.4 percentage points for the comparable period, according to The NPD Group’s SalesTrack® Weekly for the 16-week time period ended January 18, 2015. Included in this segment are 16 of the top QSR sandwich and burger chains in the country.

“Qdoba same-store sales in the first quarter increased 12.9 percent for company restaurants and 14.0 percent system-wide, as the implementation of our new simplified menu pricing structure was well received by our guests. In addition, company same-store sales reflected positive traffic, less discounting and double-digit growth in catering sales,” Comma concluded.

Consolidated restaurant operating margin increased by 100 basis points to 19.3 percent of sales in the first quarter of 2015, compared with 18.3 percent of sales in the year-ago quarter. Restaurant operating margin for Jack in the Box restaurants increased 30 basis points to 19.4 percent of sales. The improvement was due primarily to sales leverage and the benefit of refranchising, which were partially offset by commodity inflation of approximately 3.9 percent and the impact of the increase in the California minimum wage in July 2014. Restaurant operating margin for Qdoba restaurants increased 290 basis points to 19.3 percent of sales, due primarily to sales leverage, including the benefit of the new menu pricing structure, which was partially offset by commodity inflation of approximately 6.2 percent.

SG&A expense for the first quarter increased by $3.9 million and was 13.5 percent of revenues as compared to 13.1 percent in the prior year quarter. The increase reflects a $1.5 million increase in pension expense resulting from lower discount rates. Advertising costs were also $1.0 million higher at Qdoba due to changes in the timing of advertising activities. Mark-to-market adjustments on investments supporting the company’s non-qualified retirement plans negatively impacted SG&A by $0.2 million in the first quarter of 2015, compared to a positive impact of $1.4 million in the first quarter of 2014, resulting in a year-over-year increase in SG&A of $1.6 million.

Gains from refranchising were $0.9 million in the first quarter of 2015, or approximately $0.01 per diluted share, compared with $0.5 million, or approximately $0.01 per diluted share, in the prior year quarter. Amounts in both years represent additional proceeds received as a result of the extension of underlying franchise and lease agreements for previously refranchised Jack in the Box restaurants, and the sale of one restaurant in the first quarter of 2015.

The tax rate for the first quarter of 2015 was 36.1 percent versus 37.3 percent for the first quarter of 2014. The lower tax rate in the first quarter of fiscal 2015 was due primarily to legislation that retroactively reinstated Work Opportunity Tax Credits for calendar year 2014.

In the third quarter of 2013, following the completion of the company’s previously disclosed review of market performance for its Qdoba brand, 62 company-operated Qdoba restaurants were closed, and the results of operations, impairment charges, lease obligations and other exit costs for these restaurants are included in discontinued operations in the accompanying consolidated statements of earnings for all periods presented. Discontinued operations for the first quarter of fiscal 2015 include after-tax charges related to the Qdoba restaurant closures of approximately $0.03 per diluted share, as compared to $0.01 for the first quarter of fiscal 2014.

Capital Allocation

The company repurchased approximately 1,307,000 shares of its common stock in the first quarter of 2015 at an average price of $77.70 per share for an aggregate cost of $101.6 million. This leaves $115.5 million remaining under two stock-buyback programs authorized by the company’s Board of Directors, of which $15.5 million expires in November 2015 and $100 million expires in November 2016.

The company also announced today that on February 12, 2015, its Board of Directors declared a quarterly cash dividend of $0.20 per share on the company’s common stock. The dividend is payable on March 19, 2015, to shareholders of record at the close of business on March 6, 2015.

Guidance

The following guidance and underlying assumptions reflect the company’s current expectations for the second quarter ending April 12, 2015, and the fiscal year ending September 27, 2015. Fiscal 2015 is a 52-week year, with 16 weeks in the first quarter, and 12 weeks in each of the second, third and fourth quarters.

Second quarter fiscal year 2015 guidance

  Same-store sales increase of approximately 5.0 to 7.0 percent at Jack in the Box company restaurants versus a 0.9 percent increase in the year-ago quarter.
  Same-store sales increase of approximately 7.0 to 9.0 percent at Qdoba company restaurants versus a 7.2 percent increase in the year-ago quarter.

Fiscal year 2015 guidance

  Same-store sales increase of approximately 3.5 to 4.5 percent at Jack in the Box company restaurants.
  Same-store sales increase of approximately 7.5 to 9.5 percent at Qdoba company restaurants.
  Overall commodity cost inflation of approximately 3 percent for the full year.
  Restaurant operating margin of approximately 19.1 to 19.9 percent, depending on same-store sales and commodity inflation.
  SG&A as a percentage of revenue of approximately 13.5 to 14.0 percent as compared to 13.9 percent in fiscal 2014, and reflects $5.0 million of higher pension expense in fiscal 2015. G&A as a percentage of system-wide sales declining to approximately 3.7 percent in fiscal 2015 from 3.8 percent in fiscal 2014.
  Impairment and other charges as a percentage of revenue of approximately 60 basis points, excluding restructuring charges.
  Approximately 10 to 15 new Jack in the Box restaurants opening system-wide.
  Approximately 50 to 60 new Qdoba restaurants opening, approximately half of which will be company locations.
  Capital expenditures of $90 to $100 million.
  Tax rate of approximately 37 percent.
  Operating earnings per share, which the company defines as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains or losses from refranchising, ranging from $2.85 to $2.97 in fiscal 2015 as compared to operating earnings per share of $2.45 in fiscal 2014.

Conference call

The company will host a conference call for financial analysts and investors on Wednesday, February 18, 2015, beginning at 8:30 a.m. PT (11:30 a.m. ET). The conference call will be broadcast live over the Internet via the Jack in the Box Inc. corporate website. To access the live call through the Internet, log onto the Investors section of the Jack in the Box Inc. website at http://investors.jackinthebox.com at least 15 minutes prior to the event in order to download and install any necessary audio software. A replay of the call will be available through the Jack in the Box Inc. corporate website for 21 days, beginning at approximately 11:30 a.m. PT on February 18.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 restaurants in 21 states and Guam. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with more than 600 restaurants in 47 states, the District of Columbia and Canada. For more information on Jack in the Box and Qdoba, including franchising opportunities, visit www.jackinthebox.com or www.qdoba.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to substantial risks and uncertainties. A variety of factors could cause the company’s actual results to differ materially from those expressed in the forward-looking statements, including the following: the success of new products and marketing initiatives; the impact of competition, unemployment, trends in consumer spending patterns and commodity costs; the company’s ability to achieve and manage its planned growth, which is affected by the availability of a sufficient number of suitable new restaurant sites, the performance of new restaurants, and risks relating to expansion into new markets; and stock market volatility. These and other factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission which are available online at http://investors.jackinthebox.com or in hard copy upon request. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

JACK IN THE BOX INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASUREMENTS TO GAAP RESULTS
(Unaudited)

Operating earnings per share, a non-GAAP measure, is defined by the company as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains or losses from refranchising. Management believes this non-GAAP financial measure provides important supplemental information to assist investors in analyzing the performance of the company’s core business. In addition, the company uses operating earnings per share in establishing performance goals for purposes of executive compensation. The company encourages investors to rely upon its GAAP numbers but includes this non-GAAP financial measure as a supplemental metric to assist investors. This non-GAAP financial measure should not be considered as a substitute for, or superior to, financial measures calculated in accordance with GAAP. In addition, this non-GAAP financial measure used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Below is a reconciliation of non-GAAP operating earnings per share to the most directly comparable GAAP measure, diluted earnings per share from continuing operations. Figures may not add due to rounding.

	16 Weeks Ended
	January 18,	January 19,
	2015	2014
Diluted earnings per share from continuing operations – GAAP	$0.94	$0.75
(Gains) from refranchising	(0.01)	(0.01)
Operating earnings per share – non-GAAP	$0.93	$0.75

JACK IN THE BOX INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands, except per share data)
(Unaudited)
	Sixteen Weeks Ended
	January 18,	January 19,
	2015	2014
Revenues:
Company restaurant sales	$351,896	$338,828
Franchise revenues	116,725	111,253
	468,621	450,081
Operating costs and expenses, net:
Company restaurant costs:
Food and packaging	113,109	108,238
Payroll and employee benefits	95,679	93,816
Occupancy and other	75,031	74,709
Total company restaurant costs	283,819	276,763
Franchise costs	57,141	55,510
Selling, general and administrative expenses	63,095	59,156
Impairment and other charges, net	2,180	1,909
Gains on the sale of company-operated restaurants	(850)	(461)
	405,385	392,877
Earnings from operations	63,236	57,204
Interest expense, net	5,213	4,542
Earnings from continuing operations and before income taxes	58,023	52,662
Income taxes	20,925	19,652
Earnings from continuing operations	37,098	33,010
Losses from discontinued operations, net of income tax benefit	(1,263)	(724)
Net earnings	$35,835	$32,286

Net earnings per share - basic:
Earnings from continuing operations	$0.96	$0.78
Losses from discontinued operations	(0.03)	(0.02)
Net earnings per share (1)	$0.93	$0.76
Net earnings per share - diluted:
Earnings from continuing operations	$0.94	$0.75
Losses from discontinued operations	(0.03)	(0.02)
Net earnings per share (1)	$0.91	$0.74

Weighted-average shares outstanding:
Basic	38,640	42,434
Diluted	39,384	43,838

Cash dividends declared per common share	$0.20	$—

(1) Earnings per share may not add due to rounding.

JACK IN THE BOX INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)
(Unaudited)

	January 18,	September 28,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$8,808	$10,578
Accounts and other receivables, net	43,874	50,014
Inventories	7,602	7,481
Prepaid expenses	37,866	36,314
Deferred income taxes	36,810	36,810
Assets held for sale	5,025	4,766
Other current assets	961	597
Total current assets	140,946	146,560
Property and equipment, at cost	1,511,711	1,519,947
Less accumulated depreciation and amortization	(806,866)	(797,818)
Property and equipment, net	704,845	722,129
Intangible assets, net	15,340	15,604
Goodwill	149,058	149,074
Other assets, net	231,440	237,298
	$1,241,629	$1,270,665
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$10,886	$10,871
Accounts payable	18,886	31,810
Accrued liabilities	147,373	163,626
Total current liabilities	177,145	206,307
Long-term debt, net of current maturities	547,718	497,012
Other long-term liabilities	304,576	309,435
Stockholders’ equity:
Preferred stock $0.01 par value, 15,000,000 shares authorized, none issued	—	—
Common stock $0.01 par value, 175,000,000 shares authorized, 80,919,351 and 80,127,387 issued, respectively	809	801
Capital in excess of par value	386,452	356,727
Retained earnings	1,272,908	1,244,897
Accumulated other comprehensive loss	(92,040)	(90,132)
Treasury stock, at cost, 42,878,788 and 41,571,752 shares, respectively	(1,355,939)	(1,254,382)
Total stockholders’ equity	212,190	257,911
	$1,241,629	$1,270,665

JACK IN THE BOX INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Sixteen Weeks Ended
	January 18,	January 19,
	2015	2014
Cash flows from operating activities:
Net earnings	$35,835	$32,286
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	27,370	28,454
Deferred finance cost amortization	661	675
Excess tax benefits from stock-based compensation arrangements	(14,533)	(5,307)
Deferred income taxes	973	(4,846)
Share-based compensation expense	3,885	3,801
Pension and postretirement expense	5,769	4,233
Gains on cash surrender value of company-owned life insurance	(574)	(3,117)
Gains on the sale of company-operated restaurants	(850)	(461)
Losses on the disposition of property and equipment	1,243	992
Impairment charges and other	215	393
Changes in assets and liabilities, excluding acquisitions and dispositions:
Accounts and other receivables	3,999	1,582
Inventories	(121)	(682)
Prepaid expenses and other current assets	16,683	622
Accounts payable	(4,623)	(5,636)
Accrued liabilities	(20,063)	(16,781)
Pension and postretirement contributions	(6,880)	(6,558)
Other	(1,642)	(5,998)
Cash flows provided by operating activities	47,347	23,652
Cash flows from investing activities:
Purchases of property and equipment	(19,885)	(21,310)
Proceeds from the sale of assets	—	2,105
Proceeds from the sale of company-operated restaurants	1,174	468
Collections on notes receivable	5,050	894
Acquisitions of franchise-operated restaurants	—	(1,750)
Other	22	36
Cash flows used in investing activities	(13,639)	(19,557)
Cash flows from financing activities:
Borrowings on revolving credit facilities	154,000	163,000
Repayments of borrowings on revolving credit facilities	(98,000)	(103,000)
Principal repayments on debt	(5,279)	(10,330)
Dividends paid on common stock	(7,791)	—
Proceeds from issuance of common stock	11,302	17,650
Repurchases of common stock	(104,669)	(84,318)
Excess tax benefits from share-based compensation arrangements	14,533	5,307
Change in book overdraft	423	7,880
Cash flows used in financing activities	(35,481)	(3,811)
Effect of exchange rate changes on cash and cash equivalents	3	5
Net (decrease) increase in cash and cash equivalents	(1,770)	289
Cash and cash equivalents at beginning of period	10,578	9,644
Cash and cash equivalents at end of period	$8,808	$9,933

JACK IN THE BOX INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Unaudited)

The following table presents certain income and expense items included in our condensed consolidated statements of earnings as a percentage of total revenues, unless otherwise indicated. Percentages may not add due to rounding.

CONSOLIDATED STATEMENTS OF EARNINGS DATA

	Sixteen Weeks Ended
	January 18,	January 19,
	2015	2014
Revenues:
Company restaurant sales	75.1%	75.3%
Franchise revenues	24.9%	24.7%
Total revenues	100.0%	100.0%
Operating costs and expenses, net:
Company restaurant costs:
Food and packaging (1)	32.1%	31.9%
Payroll and employee benefits (1)	27.2%	27.7%
Occupancy and other (1)	21.3%	22.0%
Total company restaurant costs (1)	80.7%	81.7%
Franchise costs (1)	49.0%	49.9%
Selling, general and administrative expenses	13.5%	13.1%
Impairment and other charges, net	0.5%	0.4%
Gains on the sale of company-operated restaurants	(0.2)%	(0.1)%
Earnings from operations	13.5%	12.7%
Income tax rate (2)	36.1%	37.3%

(1) As a percentage of the related sales and/or revenues.
(2) As a percentage of earnings from continuing operations and before income taxes.

JACK IN THE BOX INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Unaudited)

The following table presents Jack in the Box and Qdoba company restaurant sales, costs and costs as a percentage of the related sales. Percentages may not add due to rounding.

SUPPLEMENTAL COMPANY-OPERATED RESTAURANTS STATEMENTS OF EARNINGS DATA
(Dollars in thousands)
	Sixteen Weeks Ended
	January 18, 2015		January 19, 2014
Jack in the Box:
Company restaurant sales	$241,343		$243,871
Company restaurant costs:
Food and packaging	79,193	32.8%	79,865	32.7%
Payroll and employee benefits	66,743	27.7%	67,482	27.7%
Occupancy and other	48,631	20.2%	49,987	20.5%
Total company restaurant costs	$194,567	80.6%	$197,334	80.9%
Qdoba:
Company restaurant sales	$110,553		$94,957
Company restaurant costs:
Food and packaging	33,916	30.7%	28,373	29.9%
Payroll and employee benefits	28,936	26.2%	26,334	27.7%
Occupancy and other	26,400	23.9%	24,722	26.0%
Total company restaurant costs	$89,252	80.7%	$79,429	83.6%

JACK IN THE BOX INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Unaudited)

The following table presents the detail of our franchise revenues and costs (dollars in thousands):
	Sixteen Weeks Ended
	January 18, 2015	January 19, 2014
Royalties	$45,829	$42,701
Rental income	69,382	66,975
Franchise fees and other	1,514	1,577
Total franchise revenues	$116,725	$111,253

Rental expense	$42,140	$41,127
Depreciation and amortization	10,221	10,490
Other franchise support costs	4,780	3,893
Total franchise costs	$57,141	$55,510

JACK IN THE BOX INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Unaudited)

The following table summarizes the year-to-date changes in the number and mix of Jack in the Box and Qdoba company and franchise restaurants:

	January 18, 2015			January 19, 2014
	Company	Franchise	Total	Company	Franchise	Total
Jack in the Box:
Beginning of year	431	1,819	2,250	465	1,786	2,251
New	1	6	7	—	5	5
Refranchised	(1)	1	—	—	—	—
Acquired from franchisees	—	—	—	4	(4)	—
Closed	—	(4)	(4)	—	(2)	(2)
End of period	431	1,822	2,253	469	1,785	2,254
% of Jack in the Box system	19%	81%	100%	21%	79%	100%
% of consolidated system	58%	85%	78%	61%	85%	78%
Qdoba:
Beginning of year	310	328	638	296	319	615
New	3	6	9	6	8	14
Closed	(2)	(4)	(6)	(1)	(8)	(9)
End of period	311	330	641	301	319	620
% of Qdoba system	49%	51%	100%	49%	51%	100%
% of consolidated system	42%	15%	22%	39%	15%	22%
Consolidated:
Total system	742	2,152	2,894	770	2,104	2,874
% of consolidated system	26%	74%	100%	27%	73%	100%

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, (858) 571-2407
or
Media Contact:
Brian Luscomb, (858) 571-2291